EXHIBIT 10.24

QUANEX BUILDING PRODUCTS CORPORATION

DIRECTOR

[STOCK-][CASH-]SETTLED

STOCK APPRECIATION RIGHT AGREEMENT

[GRANTEE NAME]

Grantee

Date of Grant:	<< >>

Total Number of Shares Relating to the SARs Granted:	<< >>

Grant Price per Share
(the Grant Price per Share is equal to the last per share sales price of the common stock of Quanex Building Products Corporation for the Date of Grant and, if the stock was not traded on the Date of Grant, the first trading day immediately preceding the Date of Grant, as reported in the New York Stock Exchange Composite Transactions)

<<$ >>

Expiration Date:	<< >>

General Vesting Schedule:	[ % exercisable on . 0% exercisable prior to .] [ years, with vesting in installments of % on the anniversary date of the Date of Grant in each of the years.]

The following terms and conditions are applicable to a stock appreciation right (a “SAR”) granted pursuant to the Quanex Building Products Corporation 2008 Omnibus Incentive Plan, as amended (the “Plan”) and are incorporated as part of this Stock Appreciation Right Agreement setting forth the terms of such SAR (this “Agreement”).

1.	GRANT OF STOCK APPRECIATION RIGHT. The Board of Directors (the “Board”) of Quanex Building Products Corporation, a Delaware corporation (the “Company”), subject to the terms and provisions of the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a stock appreciation right (“SAR”) that entitles you to receive, upon exercise hereof, [the number of shares of the Company’s common stock][cash payment(s) from the Company in an amount] determined by multiplying the excess of the Fair Market Value of a share of the Company’s common stock on the date of exercise over the Grant Price per share set forth above by the number of shares of the Company’s common stock with respect to which the SAR is exercised[ and dividing the resulting product by the Fair Market Value of a share of the Company’s common stock on the date of exercise]. Except as otherwise expressly provided herein, the SAR is exercisable in accordance with the General Vesting Schedule set forth above by giving written notice to the Company as specified in this Agreement. To the extent not exercised, any installments shall be cumulative and may be exercised in whole or in part until the SAR terminates. Notwithstanding anything to the contrary herein, the SAR may not be exercised after the earliest of (a) the Expiration Date set forth above (the “Expiration Date”) or (b) the applicable date following (x) the date on which you cease to be a member of the Board or (y) a Change in Control of the Company, in each case as specified in Section 2 of this Agreement.

Director

[Stock Settled]—[Cash Settled]

2.	CESSATION OF MEMBERSHIP/CHANGE IN CONTROL OF THE COMPANY. The following provisions will apply if you cease to be a member of the Board or a Change in Control of the Company occurs before the Expiration Date:

2.1 Cessation of Membership Generally. Except as otherwise expressly provided to the contrary in this Section 2, if you cease to be a member of the Board before the Expiration Date for any reason, then the SAR (to the extent unvested) shall [            ]1.

2.2 Change in Control of the Company. If a Change in Control (as such term is defined in the Plan) of the Company occurs on or before the Expiration Date and on or before the date you cease to be a member of the Board, your rights under the SAR that have not then vested shall vest and become fully exercisable immediately prior to the occurrence of the Change in Control. All of your rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date and the date that is three (3) years after the date of the Change in Control.

2.3 Retirement or Disability. If you cease to be a member of the Board due to your Retirement or Disability, your rights under the SAR that have not then vested shall vest on the effective date of your Retirement or your ceasing to be a member of the Board due to Disability. All of your rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or three (3) years after the date you cease to be a member of the Board as a result of Retirement or a Disability. For purposes of this Section 2.3, the term “Retirement” means your voluntary cessation of your membership as a director of the Company on or after you serve six years or two consecutive terms as a director.

2.4 Death. If you cease to be a member of the Board due to your death, then your rights under the SAR that have not then vested shall vest on the date of your death. All rights in the SAR shall terminate and become null and void on the earlier of the Expiration Date or three (3) years after the date of your death. After your death, your executors, administrators or any person or persons to whom your SAR may be transferred by will or by the laws of descent and distribution, shall have the right, at any time prior to the Expiration Date, to exercise the SAR.

3.	EXERCISE. Subject to the terms and provisions of the Plan and this Agreement, the SAR may be exercised in whole or in part from time to time by the delivery of timely written notice personally delivered or sent by first class mail or facsimile transmission to the attention of the General Counsel or Chief Financial Officer of the Company stating (1) the date you wish to exercise such SAR, (2) the number of shares of Stock with respect to which the SAR is to be exercised and (3) the [address or account][address] to which [the shares of the Company’s common stock][any payment], should be mailed [or transmitted]. Notice under this paragraph shall be addressed as follows: ATTN: General Counsel and/or Chief Financial Officer, Quanex Building Products Corporation, 1800 West Loop South, Suite 1500, Houston, Texas 77027 or 713.439.1016 (if via facsimile transmission). The Company may provide a delegate to receive such notice or alternate procedures for complying with the exercise and notice requirements of this section. The exercise date shall be the later of the date specified in such notice or the date such notice is actually received by the Company or its delegate.

[1]	Treatment of unvested SARs in connection with a director’s cessation of service for reasons other than death, disability, or retirement, will be determined by the Board in its discretion on an award-by-award basis. In such an event, unvested SARs will be either forfeited in their entirety, vested in their entirety, or vested on a pro rata basis according to the number of days served by the director during the vesting period.

Director

[Stock Settled]—[Cash Settled]

4.	EXTENSION OF EXPIRATION DATE IN CERTAIN CIRCUMSTANCES. If on the last business day prior to the Expiration Date (a) the exercise of the SAR is prohibited by applicable law or (b) you are prohibited from trading any Shares as the result of a Company policy or a “lock-up” agreement between you and the Company, the Expiration Date shall be extended until the date that is thirty (30) days following the end of the prohibition instituted by such law, Company policy, or lock-up agreement. In such event, the term “Expiration Date” as used in this Agreement shall refer to such extended date.

5.	AUTOMATIC EXERCISE IN CERTAIN CIRCUMSTANCES. If on the Expiration Date (as may be extended pursuant to Section 4), (a) the fair market value of one share of Stock exceeds the Grant Price, and (b) you have not exercised the SAR, and (c) the SAR has not otherwise expired or terminated; then you shall be deemed to have exercised the SAR as of the Expiration Date. In such event, the Company will deliver to you the payment value due in connection with exercise of the SAR, less the number of shares (or cash) required for withholding taxes; provided, however, that any fractional shares shall be settled in cash.

6.	NONTRANSFERABILITY. Except as specified in this Agreement, the SAR and this Agreement are not transferable or assignable by you other than by will or the laws of descent and distribution, and shall be exercisable during your lifetime only by you. You may transfer the SAR to (a) a member or members of your immediate family, (b) to a revocable living trust established exclusively for you or you and your spouse, (c) a trust under which your immediate family members are the only beneficiaries or (d) a partnership of which your immediate family members are the only partners. For this purpose, “immediate family” means your spouse, children, stepchildren, grandchildren, parents, grandparents, siblings (including half brothers and sisters), and individuals who are family members by adoption.

The terms applicable to the assigned stock appreciation right(s) shall be the same as those in effect for the SAR immediately prior to such assignment and shall be set forth in such documents to be executed by the assignee as the Committee may deem appropriate. You may also designate one or more persons as the beneficiary or beneficiaries of the SAR under the Plan, and the SAR shall, in accordance with such designation, automatically be transferred to such beneficiary or beneficiaries upon your death while holding the SAR. Such beneficiary or beneficiaries shall take the transferred stock appreciation right(s) subject to all the terms and conditions of this Agreement. Except for the limited transferability provided by the foregoing, outstanding stock appreciation rights under the Plan shall not be assignable or transferable.

None of the Company, its employees or directors makes any representations or guarantees concerning the tax consequences associated with the inclusion of this provision in this Agreement or your transfer of the SAR. It is your sole responsibility to seek advice from your own tax advisors concerning those tax consequences. You are entitled to rely upon only the tax advice of your own tax advisors.

7.	CAPITAL ADJUSTMENTS AND REORGANIZATIONS. The existence of the SAR shall not affect in any way the right or power of the Company or any company the stock of which is issued pursuant to this Agreement to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.

Director

[Stock Settled]—[Cash Settled]

8.	NO RIGHTS AS A STOCKHOLDER. You shall not have any rights as a stockholder of the Company with respect to any shares of common stock relating to the SAR[ until the date of the issuance of the shares following exercise of the SAR pursuant to this Agreement and the payment of any required withholding].

9.	NOT A SERVICE OR AN EMPLOYMENT AGREEMENT. This Agreement is not a service or employment agreement, and no provision of this Agreement shall be construed or interpreted to create a service or employment relationship between you and the Company or any of its Affiliates or guarantee the right to remain as a director of or employed by the Company or any of its Affiliates for any specified term.

10.	[SECURITIES ACT LEGEND. If you are an officer or affiliate of the Company under the Securities Act of 1933, you consent to the placing on any certificate for the shares of the Company’s common stock issuable under the Plan of an appropriate legend restricting resale or other transfer of such shares except in accordance with such Act and all applicable rules thereunder.

11.	REGISTRATION. The shares of the Company’s common stock that may be issued under the Plan are registered with the Securities and Exchange Commission under a Registration Statement on Form S-8.

12.	SALE OF SECURITIES. The shares of the Company’s common stock that may be issued under this Agreement may not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (a) the Company may refuse to cause the transfer of the shares of the Company’s common stock issued hereunder to be registered on the stock register of the Company if such proposed transfer would in the opinion of counsel satisfactory to the Company constitute a violation of any applicable federal or state securities law and (b) the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such shares.]

13.	LIMIT OF LIABILITY. Under no circumstances will the Company Group be liable for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan.

14.	MISCELLANEOUS. This Agreement and the SAR are awarded pursuant to and are subject to all of the provisions of the Plan, which are incorporated by reference herein, including all amendments to the Plan, if any. If there is a conflict between this Agreement and the Plan provisions, the Plan provisions will control. Capitalized terms that are not defined herein shall have the meanings ascribed to such terms in the Plan. This Agreement shall be binding on the Company’s successors and assigns.

By your acceptance of the SAR, you agree that the SAR is granted under, governed by and subject to the terms of the Plan and this Agreement.

QUANEX BUILDING
PRODUCTS CORPORATION

[Name and Title of Executing Officer]

Director

[Stock Settled]—[Cash Settled]

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